CMA Muni-State Municipal Series Trust
Series Number: 9
File Number: 811-5011
CIK Number: 810598
CMA Connecticut Municipal Money Fund
For the Period Ending: 03/31/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended March 31, 2001.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/04/2000	$ 3,750	Connecticut State Dev Authority	3.90%	06/21/2000
04/10/2000	7,100	Connecticut HEFA	3.20	07/01/2024
04/11/2000	5,500	Connecticut State Dev Authority	3.80	06/06/2000
05/09/2000	2,150	Connecticut State Dev Authority	4.63	08/07/2000
06/06/2000	5,500	Connecticut State Dev Authority	4.10	08/25/2000
08/25/2000	5,500	Connecticut State Dev Authority	4.15	09/19/2000
09/05/2000	10,500	Connecticut State Dev Authority	4.00	09/19/2000
09/06/2000	2,150	Connecticut State Dev Authority	4.00	09/19/2000
09/19/2000	5,000	Connecticut State Dev Authority	3.90	09/27/2000
09/19/2000	5,000	Connecticut State Dev Authority	3.90	09/28/2000
09/29/2000	800	Puerto Rico Comwlth	4.35	12/01/2015
10/26/2000	15,000	Connecticut State Dev Authority	4.13	11/14/2000
11/14/2000	15,000	Connecticut State Dev Authority	4.35	02/12/2001
12/13/2000	11,000	Connecticut State Health	3.00	07/01/2027
01/04/2001	3,300	Connecticut State Health	1.15	07/01/2027
02/12/2001	15,000	Connecticut State Dev Authority	3.35	04/01/2001

Last Updated on 05/30/2001
By Win95 User